Exhibit 99.1


                                           For more information, please contact:
MATRIX                                                            David W. Kloos
BANCORP                                                  Chief Financial Officer
                                                                  (303) 595-9898




      JUDGMENT AGAINST STERLING TRUST COMPANY AFFIRMED AND REVERSED IN PART

August 1, 2003

Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ: MTXC) (the "Company") today reported that the jury verdict rendered in the spring of 2000 against its subsidiary, Sterling Trust Company, was affirmed and reversed in part by the Court of Appeals for the Second District of Texas (Forth Worth). As previously disclosed, Sterling Trust was named a defendant in an action filed in July 1999 alleging breach of fiduciary duty and securities fraud. The action was tried before a jury that returned a verdict adverse to Sterling Trust with respect to two of 12 theories of liability. Sterling Trust appealed this verdict. On July 31, 2003, the Court of Appeals affirmed the jury's award for actual damages of approximately $6.2 million (plus post-judgment interest and attorney fees currently estimated to be approximately $2.3 million) but denied the punitive award of approximately $250,000. Sterling Trust continues to believe that it has meritorious points of appeal and intends to vigorously appeal this decision to the Supreme Court of Texas.

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, including failure of the Buyer to perform its obligations under the purchase agreement relating to the sale of the wholesale production platform, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation

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from existing legal  precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in this annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.